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                                                                  Exhibit 11
                       IN THE UNITED STATES DISTRICT COURT

                          FOR THE DISTRICT OF DELAWARE


_____________________________________________
In re:                                      :      Chapter 11
                                            :
MARVEL HOLDINGS, INC. and MARVEL            :      Civil Action No. 98-81 (RRM)
(PARENT) HOLDINGS, INC.,                    :
                                            :      Jointly Administered
                           Debtors.         :
_____________________________________________


                 ORDER AUTHORIZING AND APPROVING COMPROMISE AND
                   SETTLEMENT AMONG THE INDENTURE TRUSTEE, THE
                          NOTEHOLDERS, AND THE DEBTORS

         For the reasons set out by the Court during the February 24, 1998 hearing, and as the court finds the proposed settlement among Marvel Holdings, Inc., Marvel (Parent) Holdings Inc. and LaSalle National Bank is fair and reasonable and appears to be in the best interests of the debtors, IT IS ORDERED AS FOLLOWS:

         The Joint Motion of Marvel Holdings, Inc., Marvel (Parent) Holdings, Inc. and LaSalle National Bank, as Successor Indenture Trustee, for the Entry of an Order Pursuant to Federal Rule of Bankruptcy Procedure 9019 Approving Compromise and Settlement (Docket Item 227), is granted.

         Up to 12.5 million shares of the Pledged Stock shall be distributed to the Noteholders on the following basis:

                  Holders of Holdings I Notes shall be entitled to receive a maximum of 92 shares of the Pledged Stock per $ 1,000 (at maturity) of the Holdings I Notes owned. Holders of Holdings II Notes shall be entitled to receive a maximum of 79 shares of the Pledged Stork per $1,000 (at maturity) of the Holdings 11 Notes owned. Holders of Holdings III Notes shall be entitled to receive a maximum of 74 shares of the Pledged Stock per $ 1,000 of the Holdings III Notes owned.


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There will be no fractional shares of the Pledged Stock distributed to the
Noteholders, and all share calculations are and will be rounded down to the next whole share.

         Holdings I is authorized to sell 2.5 million of its shares of the common stock of Marvel Entertainment not subject to the liens of the Indenture Trustee under the Indentures (the "Unencumbered Shares"). Holdings I shall hold the proceeds in escrow (the "Administrative Claim Escrow"). Saul, Ewing, Remick & Saul shall be paid first from the Administrative Claims Escrow for all fees and expenses it incurred in the Holdings Debtors' cases (not to exceed $100,000), provided that such fees and expenses are first approved by this Court. The remaining balance of the Administrative Claims Escrow shall be paid pro rata to White & Case, Kasowitz Benson, The Bayard Firm and Saul Ewing (to the extent not previously paid in full by the terms of the prior sentence) upon the approval by this Court of their fees and expenses.

         A 5(cent) surcharge (the "Surcharge Amount") shall be assessed on each share of the Pledged Stock to be distributed to the Noteholders.

         As soon as practicable after the entry of this Order, LaSalle shall mail a notice to all Noteholders informing them of the approval of the Settlement (the "Notice") and including a form transmittal letter for use in electing to participate in the Settlement (the "Transmittal Letter").

         In the Notice, the following procedures inter alia shall be set forth:

                  The Noteholders will be requested to indicate, by means of the Transmittal Letter and payment of the Surcharge Amount to be received by the Indenture Trustee on or before 5:00 p.m. CST on March 30, 1998 (the "Transmittal Letter Deadline"), the decision of each individual holder who so decides to participate in this distribution opportunity ("Electing Noteholders") to receive their pro rata share of the Pledged Shares; and The Noteholders who choose not to participate in the distribution ("Declining Noteholders"), by failing to return the Transmittal Letter properly and completely filled out with the payment of the Surcharge Amount such that it is received by the Indenture Trustee on or before the Transmittal Letter Deadline, shall be deemed to have forfeited the right to participate m the distribution, and their pro rata share of the Pledged Shares shall continue to be held by the Indenture Trustee subject to the lien of the Indenture Trustee.

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         As soon as practicable after the entry of this Order, LaSalle as
Indenture Trustee shall deliver the global certificates representing the Pledged Stock to the Registrar. Following the allocation process described below, the Registrar shall issue new, unrestricted global Marvel Entertainment stock certificates, in an amount of shares to match the number of shares to be distributed to the Noteholders, reflecting the Depository Trust Company (the "DTC") or such other nominee as LaSalle shall designate (the "Designated Nominee") as registered holder pursuant to the terms of this Order. LaSalle or the Registrar shall then forward the new global stock certificates to the Designated Nominee.

         Upon request of LaSalle, the Registrar shall return to LaSalle the remaining balance, of the Pledged Stock, with the Pledged Stock securing each of the Note issues reduced to reflect Pledged Stock distributed to the Noteholders of each such issue, in the form of new, unrestricted global certificates with a notation reflecting the security interests of LaSalle as Indenture Trustee. Such stock shall, pursuant to this Order, be deemed subject to the pledge of the respective Indentures and the Guaranty, as though such stock had originally been pledged pursuant to the respective Indentures and the Guaranty.

         The Notice and Transmittal Letter shall require each Noteholder who wishes to receive distribution of his or her pro rata share of the Pledged Stock to return to LaSalle the fully completed Transmittal Letter with payment of the Surcharge Amount to LaSalle on or before the Transmittal Letter Deadline. The Transmittal Letter shall also require each such Noteholder to return its Note certificates to LaSalle (or make other necessary arrangements through the DTC or respective nominees) with the completed Transmittal Letter in order to verify that it is eligible to participate in the Settlement and such certificates will be stamped (or other appropriate electronic notations will be made in cooperation with the DTC to reflect the distribution of the Pledged Stock. The Transmittal Letter shall also require each such Noteholder to return the correct Surcharge Amount to LaSalle with the completed Transmittal Letter.

         As soon as practicable after the Transmittal Letter Deadline, LaSalle shall compute the number of Electing Noteholders and the number of shares of Pledged Stock that would be distributed, assuming that the Transmittal Letters of all Electing Noteholders were honored (the "Total Elected Share").

                  If the Total Elected Shares are equal to or less than 12,500,000, then all Total Elected Shares shall be distributed.

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                  However, if the Total Elected Shares are greater than
                  12,500,000, then the distribution of the 12.5 million shares of Pledged Stock authorized by this Order shall be distributed based upon the following allocation formula: the amount of shares of the Pledged stock to be distributed to an individual Electing Noteholder shall be equal to the product of (i) the maximum number of shares the Electing Noteholder would be entitled to under this Order and such Noteholder's Transmittal Letter, multiplied by (ii) a fraction, the numerator of which is 12,500,000 and the denominator of which is the Total Elected Shares.
                  If this Court authorizes additional shares of the Pledged Stock to be distributed to Noteholders, this Court Shall at that time order an allocation formula to be applied to such distribution.

         Upon receipt and verification of properly completed and timely submitted Transmittal Letters from Noteholders, and following the allocation described above (if necessary) and the delivery of new global certificates by the Registrar described above, LaSalle shall forward a request to the Designated Nominee to reflect the Noteholders' beneficial ownership of the stock through book entry transfer. Simultaneously, LaSalle shall send a confirmation letter to each Noteholder informing such Noteholder that the Designated Nominee has been asked to reflect its beneficial ownership of the stock by book entry transfer in accordance with the Transmittal Letter.

March 3, 1998

                                                     /s/
                                                   ----------------------------
                                                   United States District Judge


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